Nevada Gold Announces the Closing of Its $4.3 Million Registered Direct Offering
Proceeds to be Used for Deadwood Acquisition

HOUSTON, Nov. 8, 2011 (GLOBE NEWSWIRE) -- Nevada Gold & Casinos, Inc. (NYSE Amex:UWN) today announced that it has closed its previously announced registered direct offering for the sale of 2,625,681 shares of common stock at a price of $1.65 per share. In addition, for each share of common stock purchased by an investor, the Company issued to such investor a warrant to purchase 0.75 shares of common stock. The warrants have an exercise price of $2.18 per share and are exercisable for five years from the initial exercise date, which date is six months from the date of their issuance. The offering closed on November 7, 2011.

Part of the proceeds of this offering will be used to assist the company in the $5.2 million acquisition of AG Trucano, Son & Grandsons, Inc. An additional $1.0 million of the proceeds of this offering will be used for operating cash in South Dakota, transaction costs and fees.

"We are pleased that our offering has closed and that we have all the necessary financial commitments to move forward with our $5.2 million acquisition of AG Trucano, Son and Grandsons, Inc., owner of a 900 slot operation in Deadwood, SD. We hope to complete the acquisition in January," said Robert Sturges, CEO of Nevada Gold.

The acquisition is subject to licensing by the South Dakota gaming authorities and other customary closing conditions.

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE Amex:LTS) acted as the exclusive placement agent for the transaction. Rossoff & Co., LLC acted as a financial advisor to the company for this transaction.

The securities described above were offered pursuant to a shelf registration statement, as amended (File No. 333-176847), which was declared effective by the United States Securities and Exchange Commission ("SEC") on October 24, 2011.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Copies of the prospectus supplement and the accompanying base prospectus relating to this offering may be obtained at the SEC's website at http://www.sec.gov or by request at Ladenburg Thalmann & Co. Inc, 4400 Biscayne Blvd., 14th Floor, Miami, Florida 33137.

About Nevada Gold

Nevada Gold & Casinos, Inc. (NYSE Amex:UWN) of Houston, Texas is a developer, owner and operator of 11 gaming facilities in Colorado and Washington. The following properties are wholly owned and operated by Nevada Gold: Colorado Grande Casino in Cripple Creek, Colorado, the Crazy Moose Casinos in Pasco and Mountlake Terrace, Washington, Coyote Bob's Roadhouse Casino in Kennewick, Washington, the Silver Dollar Casinos in Seatac, Bothell and Renton, Washington, the Club Hollywood Casino located in Shoreline, Washington, the Royal Casino located in Everett, Washington, the Red Dragon Casino in Mountlake Terrace, Washington and the Golden Nugget Casino located in Tukwila, Washington. The Company has an interest in Buena Vista Development Company, LLC which is working with the Buena Vista Rancheria of Me-Wuk Indians on a Native American casino project to be developed in the city of Ione, California. For more information, visit www.nevadagold.com.

The Nevada Gold & Casinos, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=1552

Forward-Looking Statements

This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as "anticipate," "believe," "expect," "future," "intend," "plan," and similar expressions to identify forward-looking statements. Forward-looking statements include, without limitation, our ability to increase income streams, to grow revenue and earnings, and to obtain additional gaming and other projects. These statements are only predictions and are subject to certain risks, uncertainties and assumptions, which are identified and described in the Company's public filings with the Securities and Exchange Commission.

CONTACT:	Nevada Gold & Casinos, Inc.
Robert B. Sturges, CEO or Jim Kohn, CFO
(713) 621-2245
ICR
Don Duffy
(203) 682-8200